JAS Financial Services, LLC
930 Skyline Terrace
Laguna Beach, CA 92651

September 8, 2005

Carl R. Klein, Esq.
Chairman of the Board of Directors
M-Wave, Inc.
475 Industrial Drive
West Chicago, IL 60185

RE: Financial Advisory Services Agreement

Dear Carl:

As we have discussed and as contemplated in Section 6 of the Settlement Agreement dated August 19, 2006 among M-Wave, Inc. (“M-Wave”), the members of its Board of Directors and other parties, JAS Financial Services, LLC ("JAS") hereby agrees to provide the Board of Directors of M-Wave with financial advisory services on the terms and conditions set forth herein.

JAS will perform such services and as requested and directed by the Board of Directors of M-Wave from time to time. Such advisory services shall be limited, solely to, the following:

1.	Assist in the development of strategic alternatives to maximize the shareholder value of M-Wave;

2.	Assist in the evaluation, identification and execution of appropriate sale, merger or financing transaction strategies for M-Wave;

3.
Actively assist and participate in the valuation, structuring, and negotiation of terms and conditions and closing of such M-Wave transactions and related financings, excluding Wells Fargo Business Credit and Mercator, which JAS will participate in only as requested by M-Wave’s CEO or by such investor or potential investor; and

4.	Coordinate all such activities and provide any other related services at the request and direction of the Board of Directors of M-Wave.

JAS will not be involved in matters of M-Wave’s corporate governance, SEC or NASDAQ compliance or investor relations, except (a) to the extent specifically asked to do so by M-Wave’s Board of Directors or (b) to the extent directly related to the advisory services described above.

JAS Compensation

In consideration for performing its services hereunder, M-Wave will compensate JAS as follows:

1.
A lump sum non-refundable retainer payment of $25,000, payable upon execution of this Agreement. A monthly retainer payment of $15,000 per month, payable in arrears on the 15th of each month beginning September 15, 2005 through December 15, 2005, plus a half-month retainer of $7,500 payable in arrears on December 31, 2005. One-half (1/2) of such retainer payments shall be applied against any transaction success fees earned pursuant to Sections 3 described below.

2.
Upon execution of this Agreement, JAS shall receive a five year warrant for 50,000 shares of MWAV common stock, priced at the lower of the market on the date of execution of this Agreement or the 5 day average preceding the date of the Agreement.

3.	A transaction success fee, payable upon the closing of any such transaction, as follows:

a.	Two percent (2%) of any new debt placement (excluding Wells Fargo Business Credit Inc. and Mercator), including, senior secured debt, subordinated debt, mezzanine debt or “Tranche B” debt.

b.	Four percent (4%) of any private placement of shares of M-Wave’s stock (either common or preferred), excluding Mercator.

c.	Three percent (3%) of the gross enterprise value or total consideration received with respect to any merger of M-Wave with any other entity or acquisition of M-Wave by any other entity.

4.
In the event that JAS, in its sole discretion, engages the services of a third party for the purpose of assisting JAS with its services or duties hereunder, the compensation of such third party retained by JAS will be the sole responsibility of JAS.

5.
In the event that JAS presents a bona fide offer for any of the transactions described above that is accepted by a majority of the Board of Directors of M-Wave, but that is not closed as a result of subsequent actions or failure to take action by M-Wave or its stockholders, then JAS shall be entitled to a lump-sum success fee of $50,000 upon the termination of this Agreement.

6.
In the event that JAS presents a bona fide offer for any of the transactions described above that is accepted by all members of the Board of Directors of M-Wave or all the members other than Joseph A. Turek, but that is not closed as a result of the failure of the stockholders to vote in favor of the transaction (including a failure of Joseph A. Turek to vote in favor of such transaction), then JAS shall be entitled to a lump-sum success fee of $150,000 upon the termination of this Agreement; provided that if JAS is entitled to the $150,000 success fee pursuant to this Section 6, he shall not be entitled to any fee pursuant to Section 5.

7.
For transactions completed during the term of this Agreement, or any extension thereof, or within one year after the termination of the Agreement, JAS shall be entitled to receive the transaction success fees described above for those transactions with which JAS was involved at the request and direction of the Board of Directors of M-Wave.

8.	M-Wave shall reimburse JAS for reasonable out-of-pocket expenses, as requested and approved by M-Wave, upon the presentation of an expense invoice and appropriate back-up documentation.

Term

This Agreement will have an initial term through December 31, 2005. The Agreement may be extended by mutual agreement beyond January 1, 2005 on a month-to-month basis. In the event of any termination of this Agreement, M-Wave shall continue to be obligated to pay to JAS (a) any compensation earned by JAS through the date of termination, plus any amounts earned under Sections 5, 6 and 7 above, and for a period of one year thereafter, as described in this Agreement, and (b) any reasonable out-of-pocket expenses incurred by JAS prior to termination in connection with this Agreement.

The confidentiality and indemnity provisions of this Agreement shall remain operative and in full force and effect regardless of any such termination.

JAS will provide M-Wave with a list of prospects and status of discussions from time to time as reasonably requested by the Board of Directors, and upon termination, if requested by M-Wave, a list of all prospects with whom JAS was working at or prior to termination.

No Guarantee Of Success

JAS cannot guarantee the successful completion of any transactions for M-Wave and makes no such guarantee herein, or as the basis for any component of our compensation.

Confidentiality

JAS agrees to maintain the confidentiality of any information it learns during the course of this engagement except as is necessary to fulfill the functions described in the engagement letter and such confidentiality obligation shall continue for a period of one year after termination of this Agreement; except where information is part of the public domain prior to the date of this Agreement; or such information becomes part of the public domain not due to some unauthorized act or omission of JAS after this Agreement is executed; or JAS can demonstrate that it had independently developed knowledge of such information prior to the date of this Agreement; or such information is disclosed to JAS by a third party who has the right to make such disclosure; or permission to disclose said information or to make use thereof is obtained by JAS from M-Wave.

Indemnification

M-Wave agrees to indemnify, defend and hold JAS harmless against any loss, liability, claim or expense, including reasonable attorneys’ fees, that JAS might incur arising in any manner out of or in connection with:

(a) the rendering of services by JAS hereunder or

(b) any untrue, incorrect, or incomplete information provided to JAS or placed in the public domain by M-Wave,

except to the extent that such loss, liability, claim or expense are determined in judicial rulings to have resulted from the gross negligence or willful misconduct of JAS. If JAS believes it is entitled to indemnity hereunder JAS shall notify M-Wave of the possible claim with reasonable promptness, and M-Wave shall not be liable to the extent that any losses, liabilities, claims or expenses that may arise are due to a delay in the notice given by JAS.

JAS agrees to indemnify, defend and hold M-Wave harmless against any loss, liability, claim or expense, including reasonable attorneys’ fees, that M-Wave might incur arising in any manner out of or in connection with the willful or grossly negligent dissemination by JAS of information that is inconsistent with the information provided to JAS by M-Wave, except to the extent that such loss, liability, claim or expense are determined in judicial rulings to have resulted from the gross negligence or willful misconduct of M-Wave. If M-Wave believes it is entitled to indemnity hereunder M-Wave shall notify JAS of the possible claim with reasonable promptness, and JAS shall not be liable to the extent that any losses, liabilities, claims or expenses that may arise are due to a delay in the notice given by M-Wave.

Independent Contractor

JAS is an independent contractor. JAS is not M-Wave’s employee, partner, joint venturer or other affiliate. JAS is not authorized to contractually bind M-Wave in any matter, without prior written authorization.

Governing Law; Jurisdiction

(a) This Agreement shall be governed by and interpreted under the laws of the State of Illinois.

(b) The Parties agree that any and all disputes arising out of or relating in any way to this Agreement shall be litigated only in state court or federal court situated in Chicago, Illinois, and waive all objections based on personal jurisdiction or forum non-conveniens.

This Agreement is the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements and documentation. Any modifications to or waivers of provisions of this Agreement must be in writing and signed by both parties. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, such provision shall be enforced to the full extent it could lawfully be enforced, and the remaining provisions will continue in full effect. This Agreement is not assignable by either party without the prior written consent of the other. Without limiting the survival of other appropriate provisions, the agreements of confidentiality and indemnity shall survive the termination of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

Sincerely yours,

JAS Financial Services, LLC
James A. Skelton
Managing Member

Agreed & Accepted:

M-Wave, Inc.

By:	______________________	By:	______________________
	Carl R. Klein		Joe Turek
	Chairman of the Board		Chief Executive Officer

Date:	September 8, 2005